Exhibit 12.2


                       SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED SHARE DIVIDENDS

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                        Nine Months Ended
                                          September 30,                                 Year Ended December 31,
                                    -------------------------   --------------------------------------------------------------------
                                         1999          1998          1998          1997         1996         1995(a)         1994
                                    -----------   -----------   ------------  -----------  -----------    -----------    -----------
Net Earnings (loss) from Operations $   (70,597)  $    61,321   $     67,480  $    38,241  $    (9,693)   $   (21,274)   $    11,849
Add:
     Interest Expense                   101,333        54,038         82,203      104,434      117,224        103,804         53,789
                                    -----------   -----------   ------------  -----------  -----------    -----------    -----------

Earnings as Adjusted                $    30,736   $   115,359   $    149,683  $   142,675  $   107,531    $    82,530    $    65,638
                                    ===========   ===========   ============  ===========  ===========    ===========    ===========

Combined Fixed Charges and
    Preferred Share Dividends:
     Interest Expense               $   101,333   $    54,038   $     82,203  $   104,434  $   117,224    $   103,804    $    53,789
     Capitalized Interest                 7,603        21,211         26,703       69,883       11,448          4,404          3,184
                                    -----------   -----------   ------------  -----------  -----------    -----------    -----------

                                        108,936        75,249        108,906      174,317      128,672        108,208         56,973
    Preferred Share Dividends(b)(c)      15,644        15,848(d)      22,315(d)    15,416       12,352             --             --
                                    -----------   -----------   ------------  -----------  -----------    -----------    -----------

Combined Fixed Charges and
    Preferred Share Dividends       $   124,580   $    91,097   $    131,221  $   189,733  $   141,024    $   108,208    $    56,973
                                    ===========   ===========   ============  ===========  ===========    ===========    ===========

Ratio of Earnings to Combined Fixed
    Charges and Preferred Share
    Dividends                               0.2           1.3            1.1          0.8          0.8            0.8            1.2
                                    ===========   ===========   ============  ===========  ===========    ===========    ===========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.
(b)    The Preferred dividends have been increased to show a pretax basis.
(c)    Security Capital had no preferred dividends prior to 1996.
(d) Excludes a one-time non-cash dividend of $19.8 million incurred in conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.